UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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LyondellBasell Industries N.V.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LyondellBasell announces internet availability of proxy materials for its 2026 annual general meeting of shareholders

HOUSTON and LONDON, April 10, 2026 (GLOBE NEWSWIRE) — LyondellBasell (NYSE: LYB) today announced the internet availability of proxy materials for its 2026 annual general meeting of shareholders to be held on Friday, May 22, 2026, at 8 a.m. Central European Summer Time.

The LYB annual report on Form 10-K for the year ended December 31, 2025, and proxy statement for its 2026 annual general meeting of shareholders have been filed with the U.S. Securities and Exchange Commission (SEC), and may be viewed on the LYB investor website at Investors.LyondellBasell.com by selecting "Financials," then "Annual Reports." Shareholders may obtain hard copies of these proxy materials at no charge by emailing CorporateSecretary@LyondellBasell.com or writing to our offices at LyondellBasell Industries, 4th Floor, One Vine Street, London W1J 0AH, United Kingdom, Attention: Corporate Secretary.

Pursuant to the SEC Notice and Access rules, companies may satisfy their obligation to deliver proxy materials by delivering a Notice of Internet Availability of Proxy Materials (Notice) to shareholders, providing internet access to the proxy materials, and providing a printed set of proxy materials by mail to any shareholder who requests them. LYB has elected to take full advantage of these rules to minimize impact on the environment and to maximize cost savings relating to the printing of the proxy materials.

Shareholders of record as of the close of business on April 24, 2026, are entitled to vote at the annual meeting. Voting instructions for internet, telephone, mail and in-person options are provided in the proxy materials and on the Notice. LYB expects to begin mailing the Notice promptly after the April 24, 2026 record date and to complete that mailing within five business days.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) — a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

Investor contact: David Kinney +1 713-309-7141
Media contact: Nick Facchin +1 713-309-4791